SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported)     MAY 17, 2002
                                                  -----------------

                                   INSCI CORP.
                                   -----------
              Exact name of Registrant as specified in its Charter)


                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)


     1-12966                                           06-1302773
     -------                                           ----------
Commission File No.                             I.R.S. Employer Identification


TWO WESTBOROUGH BUSINESS PARK,
WESTBOROUGH, MA                                              01581
---------------                                              -----
Address of principal executive offices                      Zip Code


(508) 870-4000
--------------
Registrant's telephone number,
including area code





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ITEM 5.  OTHER EVENTS

           During May 2002, the Registrant (the "Company") entered into a financing agreement with Benefactor Funding Corp. ("Benefactor") which was fully completed on May 17, 2002, wherein Benefactor will finance all of the eligible domestic accounts receivable of the Company on a secured basis. The Company agreed upon an early termination arrangement with Prestige Capital Corporation ("Prestige") to terminate its financing agreement with Prestige so that it could enter into a new agreement with Benefactor.

           Additionally, the Company, as a part of the new financing arrangement with Benefactor, was required to payoff its loan in full to the Pennsylvania Business Bank ("Pennsylvania Bank") in the sum of $285,000.

           As a result of the repayment of the Pennsylvania Bank loan, the Company was able to discontinue its monthly payment obligation in the sum of $5,000 per month to Selway Partners LLC ("Selway"), an affiliate of the Company, for the Selway guarantee of the Pennsylvania Bank loan. The Pennsylvania Bank cancelled both the Selway and personal guarantee of the loan by the Company's Chairman, who had been a guarantor prior to his affiliation with the Company.

           The Benefactor financing transaction will make available to the Company additional funding which will be utilized for working capital required by the Company.

           The Company incorporates by reference its prior filings with respect to the arrangements with Selway and the Pennsylvania Bank.

                                    EXHIBITS
           10.1.     Copy of the Benefactor Funding Corp. Financing Agreement
           99.1.     Copy of Press Release

                                   SIGNATURES
           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   Westborough, MA
          May 30, 2002
                                          INSCI CORP.
                                          (Registrant)

                                           /S/________________________
                                           Henry F. Nelson
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT


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